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                                                                  EXHIBIT 10(hh)

                        CIRCUS CIRCUS ENTERPRISES, INC.

                               EXECUTIVE OFFICER
                                   BONUS PLAN

                                    PURPOSE

  This Executive Officer Bonus Plan (the "Plan") is designed to reward executive officers of Circus Circus Enterprises, Inc. (the "Company") for achieving corporate performance objectives. The Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to secure the full deductibility of bonus compensation payable to the Company's Chief Executive Officer and the four highest compensated executive officers (collectively the "Covered Employees") whose compensation is required to be reported in the Company's proxy statement and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE I

                         ELIGIBILITY AND PARTICIPATION

  1.1 Only those executive officers of the Company who are officers at the level of vice president or above shall be eligible to participate in the Plan. Prior to or at the time performance objectives are established for a "Performance Period", as defined below, the Committee designated under Section
6.1 (the "Committee") of the Company's Board of Directors (the "Board") will designate in writing which executive officers among those who may be eligible to participate in the Plan shall in fact be participants for such Performance Period.

                                   ARTICLE II

           PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

  2.1 The fiscal year of the Plan (the "Plan Year") shall be the fiscal year beginning on February 1 and ending on January 31, provided, however that the first Plan Year shall be the short year which commences on the date that the Company's shareholders approve the adoption of the Plan and which ends on the following January 31. The performance period (the "Performance Period") with respect to which bonuses may be payable under the Plan shall generally be the Plan Year; provided however, that the Committee shall have the authority to designate different Performance Periods under the Plan.

  2.2 Within the first ninety (90) days of each Performance Period the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and

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computation formulae or methods must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent (25%) of the total number of days in such Performance Period.

  2.3 Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: Stock price, market share, gross revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon a participant's attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility. Measurements of the Company's or a participant's performance against the performance goals established by the Committee shall be objectively determinable and shall be determined according to generally accepted accounting principles ("GAAP") as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.

                                  ARTICLE III

                         DETERMINATION OF BONUS AWARDS

  3.1 As soon as practicable after the end of each Performance Period, the Committee shall certify in writing to what extent the Company and the participants have achieved the performance goal or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award and the Committee shall calculate the amount of each participant's bonus for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period. The Committee shall have no discretion to increase the amount any participant's bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

  3.2 No participant's bonus for any Plan Year shall exceed the lesser of 150% of the participant's base annual salary as in effect as of the first day of such Plan Year or $1,500,000.

  3.3 In no event shall the aggregate amount of all bonuses payable in any Plan Year under the Plan exceed ten percent (10%) of the Company's average annual income before taxes for the preceding five fiscal years of the Company.

                                   ARTICLE IV

                               PAYMENT OF AWARDS

  4.1 Approved bonus awards shall be payable by the Company in cash to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Performance Period and after the Committee has certified in writing pursuant to Section 3.1 that the relevant performance goals were achieved.

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  4.2 A bonus award that would otherwise be payable to a participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period shall be prorated, or not paid, as follows:

   (1) Terminated due to disability           Prorated based on active service
                                              during Performance Period
   (2) Retirement in accordance with the      Prorated based on active service
        Company's retirement policies         during Performance Period
   (3) Voluntary or involuntary resignation   No award
        or termination prior to retirement
        without mutual written agreement
   (4) Resignation pursuant to mutual         Prorated based on active service
        written agreement                     during Performance Period
   (5) Leave of absence                       Prorated based on active service
                                              during Performance Period
   (6) Death of participant                   Prorated based on active service
                                              during Performance Period

                                   ARTICLE V

                           OTHER TERMS AND CONDITIONS

  5.1 No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Plan, including the business criteria described in Section 2.3 of the Plan, are disclosed to the Company's shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).

  5.2 No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no participant shall have any claim with respect to any specific assets of the Company.

  5.3 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any participant's compensation at any level.

  5.4 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

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                                   ARTICLE VI

                                 ADMINISTRATION

  6.1 All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder.

  6.2 The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

  6.3 Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

  6.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

  6.5 The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Section 2.3 or the maximum bonus payable to any participant as specified in Section 3.2 without shareholder approval unless shareholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.

  6.6 No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

  6.7 The place of administration of the Plan shall be in the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Nevada.

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